Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

July 18, 2005

among

JUPITERMEDIA CORPORATION

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

i

SECTION 10.11.	Headings	69
SECTION 10.12.	Confidentiality	69
SECTION 10.13.	Interest Rate Limitation	70
SECTION 10.14.	USA PATRIOT ACT	70

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 4.01 — Subsidiaries

Schedule 4.06 — Disclosed Matters

Schedule 7.01 — Existing Indebtedness

Schedule 7.02 — Existing Liens

Schedule 7.04 — Existing Investments

Schedule 7.09 — Existing Restrictions

Schedule 7.10 — Existing Equity Interest Commitments

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B1 – Form of Opinion of Counsel to the Loan Parties

Exhibit B2 – Form of Opinion of Delaware Counsel to the Loan Parties

Exhibit B3 – Form of Opinion of Arizona Counsel to the Loan Parties

Exhibit B4 – Form of Opinion of California Counsel to the Loan Parties

Exhibit C – Form of Amended and Restated Guarantee Agreement

Exhibit D – Form of Amended and Restated Security Agreement

Exhibit E – Form of Amended and Restated Pledge Agreement

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 18, 2005, among JUPITERMEDIA CORPORATION, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrower is a party to the Credit Agreement, dated as of March 7, 2005 (as amended, supplemented or otherwise modified from time to time prior to the amendment and restatement provided for herein, the “Existing Credit Agreement”), among the Borrower, the lenders party thereto and the Administrative Agent;

WHEREAS, JupiterImages Corporation (“JupiterImages”), a Wholly-Owned Subsidiary of the Borrower, has entered into a Stock Purchase Agreement, dated as of June 30, 2005 (the “Acquisition Agreement”), with Jeffrey Burke and Lorraine Triolo (the “Sellers”), pursuant to which JupiterImages has agreed to purchase (the “Acquisition”) 100% of the outstanding interests of PictureArts Corporation (the “Target”);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated as provided herein for the purposes, among others, of increasing the amount of the Term Facility to $30,000,000 and adding a $10,000,000 revolving facility and a $50,000,000 bridge facility to provide funds to finance the Acquisition and to provide sufficient funding for the working capital needs and general corporate purposes of the Borrower and its Subsidiaries after giving effect to the Acquisition; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and which remain outstanding, or evidence repayment of any of such obligations and liabilities, and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower outstanding thereunder;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree that on the Effective Date, the Existing Credit Agreement shall be, and hereby is, amended and restated to read in its entirety as follows:

ARTICLE I.

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” has the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Act” has the meaning assigned to such term in Section 10.14.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Amended and Restated Credit Agreement, dated as of July 18, 2005, among the Borrower, the Lenders and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time.

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, (ii) the aggregate then unpaid principal amount of such Lender’s Bridge Loans and (iii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Applicable Rate” means (a) with respect to Bank Loans, the rate determined pursuant to the Pricing Grid and (b) with respect to Bridge Loans, (i) 2.50% in the case of Prime Loans and (ii) 3.50% in the case of Eurodollar Loans. The foregoing margin applicable to Bridge Loans shall increase by (i) 0.50% on the date that is 90 days after the Effective Date, (ii) 1.00% on the date that is six months after the Effective Date and (iii) 1.00% on each of the seven-month, eight-month and nine-month anniversaries of the Effective Date, as applicable.

“Application” means an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b) or (c) of Section 7.07) that yields gross proceeds to the Borrower or any Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Revolving Commitment” means as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bank Loans” means the Term Loans and the Revolving Loans.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Jupitermedia Corporation, a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Sections 2.02, 2.04 or 2.06, as the case may be, and specifying the following information in compliance with Section 2.08:

(i) whether such Borrowing is a Term Loan Borrowing, a Revolving Loan Borrowing or a Bridge Loan Borrowing;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Prime Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

“Bridge Loans” has the meaning assigned to such term in Section 2.05.

“Bridge Lender” means each Lender that has a Bridge Loan Commitment or that holds Bridge Loans.

“Bridge Loan Borrowing” means a Borrowing comprised of Bridge Loans.

“Bridge Commitment” means, with respect to each Bridge Lender, the commitment of such Lender to make Bridge Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Bridge Loan Commitment, as applicable. The original aggregate amount of the Bridge Loan Commitments is $50,000,000.

“Bridge Maturity Date” means January 18, 2006; provided that the Borrower may request an extension of the Bridge Maturity Date pursuant to Section 2.07.

“Bridge Percentage” means as to any Bridge Lender at any time, the percentage which such Lender’s Bridge Commitment then constitutes of the aggregate Bridge Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender’s Bridge Loans then outstanding constitutes of the aggregate principal amount of the Bridge Loans then outstanding).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than Alan Meckler or any member of his immediate family or any Affiliate of any of them, any trust established for the benefit of any of them or of which any of them is trustee (collectively, the “AM Group”) of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate voting power owned by such Person or group exceeds the percentage of ordinary voting power owned by the AM Group; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a “change of control” (or similar event, howsoever defined) under and as defined in any indenture or other agreement in respect of any Material Indebtedness to which any Loan Party is a party.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 10.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all of the right, title and interest of each Loan Party in and to the property in which such Person has granted a Lien to the Administrative Agent for its benefit and the ratable benefit of the Lenders under any Loan Document.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Credit Commitment, Term Loan Commitment and Bridge Commitment.

“Commitment Fee” has the meaning assigned to such term in Section 2.13.

“Commitment Fee Rate” means the commitment fee rate as determined by the Pricing Grid.

“Consolidated Adjusted Net Income” means, for any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income for such period, the aggregate amount of non-cash restricted stock and stock option expense, all as determined on a consolidated basis with respect to the Borrower and the Subsidiaries in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, the dollar amount of gross expenditures (including cash payments during such period in respect to Capital Lease Obligations but excluding Permitted Acquisitions) made by the Borrower and the Subsidiaries for the acquisition of any fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto incurred during such period in each case which are required to be capitalized for financial reporting purposes in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Adjusted Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Adjusted Net Income for such period, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period (plus the amortization of loan acquisition costs), plus (b) the aggregate amount of income tax expense for such period, plus (c) the aggregate amount of depreciation and amortization for such period, plus (d) any non-recurring fees, cash charges and other cash expenses

(including restructuring and integration costs) made or incurred in connection with the Dynamic Acquisition or the Acquisition that are paid or otherwise accounted for within 180 days of the consummation of the Dynamic Acquisition or the Acquisition, as the case may be, but not to exceed $2,000,000 in the aggregate, all as determined on a consolidated basis with respect to the Borrower and the Subsidiaries in accordance with GAAP. For the purposes of determining Consolidated EBITDA for any period during which there was an acquisition of a Person (or part thereof), Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such acquisition as though it had occurred on the first day of such period.

“Consolidated Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued or paid by the Borrower and the Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income attributable to interests in minority investments, except to the extent of the amount of dividends or other distributions actually paid to a member of the Borrower’s consolidated group during such period and (b) any foreign exchange gains and losses.

“Consolidated Net Worth” means, at any date of determination thereof, the result of (a) all assets as shown on a consolidated balance sheet of the Borrower and the Subsidiaries, minus (b) all liabilities as shown on a consolidated balance sheet of the Borrower and the Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Subordinated Indebtedness” means any Indebtedness (including any convertible Indebtedness) of the Borrower having no scheduled principal payments prior to the Term Maturity Date and that is otherwise subordinated to the obligations owed to each of the Lenders on terms and conditions acceptable to the Required Lenders in their reasonable discretion.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.06.

“Disposition” means with respect to any property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction in the United States.

“Dynamic Acquisition” means the acquisition by JupiterImages Corporation of 100% of the outstanding membership interests of Creatas, L.L.C. from Moffly-Creatas Investors, LLC, MCG Capital Corporation and Creatas Management Investors LLC.

“Effective Date” means the date on which the conditions specified in Article V are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Domestic Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Domestic Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Domestic Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Domestic Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Domestic Plan or Domestic Plans or to appoint a trustee to administer any Domestic Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Domestic Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) any Foreign Plan Event.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Events Business” means the JupiterEvents division of the Borrower.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or its worldwide gross or net income by the jurisdiction under the laws of which such recipient is organized, in which such recipient is deemed to be doing business, or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction and (c) in the case of a Lender or the Administrative Agent (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding tax that is (i) imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a) or (ii) attributable to such Lender’s or the Administrative Agent’s failure to comply with Section 2.18(e).

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement

“Facility” means each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”), (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”) and (c) the Bridge Commitments and the Bridge Loans made thereunder (the “Bridge Facility”).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter, dated June 30, 2005, between the Borrower, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fiscal Quarter Net Worth Increase Amounts” means, with respect to each fiscal quarter of the Borrower, the sum of (a) the greater of (i) Zero Dollars ($0) and (ii) 50% of Consolidated Net Income for such fiscal quarter, plus (b) 50% of the proceeds (net of underwriting commissions and discounts and fees and expenses) from the issuance of Equity Interests of the Borrower or any Wholly-Owned Subsidiary during such fiscal quarter, plus (c) 50% of the aggregate market value of Equity Interests of the Borrower issued in a Permitted Acquisition during such fiscal quarter.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any pension plan or other deferred compensation plan, program or arrangement maintained by any Foreign Subsidiary which is subject to funding rules comparable to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a

Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee to administer any such Foreign Plan, or to the insolvency of any such Foreign Plan, or (d) the incurrence of any liability of the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of any jurisdiction in the United States of America.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other material obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other material obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other material obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other material obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreement” means the Amended and Restated Guarantee Agreement, substantially in the form of Exhibit C, dated as of July 18, 2005, among the Guarantors party thereto and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time, whereby such Guarantors guarantee the obligations under the Loan Documents.

“Guarantors” means the Subsidiaries that are or become parties to the Guarantee Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (it being understood that, unless such Person shall have assumed such obligations, the amount of such Indebtedness shall be the lesser of (x) the fair market value of the property securing such Indebtedness and (y) the stated principal amount of such Indebtedness), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person and all obligations of such Person under Synthetic Leases, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the net obligations of such Person in respect of Swap Agreements, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person arising with respect to Equity Interests which are redeemable by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with

SECTION 2.08.

“Interest Payment Date” means (a) with respect to any Prime Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any

Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Lender” means JPMorgan Chase Bank, N.A., or any affiliate thereof, in its capacity as issuer of any Letter of Credit.

“JupiterImages” has the meaning assigned to such term in the recitals to this Agreement

“Letters of Credit” has the meaning assigned to such term in Section 3.01.

“L/C Commitment” means $2,000,000.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.

“L/C Participants” means all the Revolving Lenders other than the Issuing Lender.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement, each Security Document, each promissory note issued pursuant to Section 2.09(d) and each Swap Agreement between a Loan Party and a Lender or an Affiliate of a Lender, as each may be amended or supplemented from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Revolving Loans, Term Loans and Bridge Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, properties or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform, or the enforceability of any Loan Party of, any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be zero prior to the time any counterparty to such Swap Agreement shall be entitled to terminate such Swap Agreement and, thereafter, shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary, including its subsidiaries, which meets either of the following conditions: (i) for the period of four consecutive fiscal quarters of the Borrower most recently ended, the gross revenues of such Subsidiary (and its subsidiaries) and all other Subsidiaries that are not Material Subsidiaries exceed fifteen percent (15%) of the gross revenues of the Borrower and the Subsidiaries, as determined in accordance with GAAP or (ii) as of the end of the most recently ended fiscal quarter of the Borrower, the gross assets of such Subsidiary (and its subsidiaries) and all other Subsidiaries that are not Material Subsidiaries exceed fifteen percent (15%) of the total assets of the Borrower and the Subsidiaries, as determined in accordance with GAAP.

“Maximum Rate” has the meaning set forth in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise or property or similar taxes, charges or levies (but not any tax on any transfer or assignment of, or any participation in, the Loans (or a portion thereof) or this Agreement) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition, whether by purchase, merger, consolidation or otherwise, if immediately after giving effect thereto: (a) such acquisition is of all or substantially all the assets of, or Equity Interests in, a Person or division or line of business or other business unit of a Person and relates to the business conducted by the Borrower and the Subsidiaries as of the date hereof or in a business reasonably related thereto; (b) no Default shall have occurred and be continuing or would result therefrom; (c) all transactions related thereto shall be consummated in accordance with applicable laws; (d) any acquired or newly formed Person shall be a Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 6.09 shall have been taken; and (e) the Borrower and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Section 7.15 through Section 7.17, inclusive, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if, for the purposes of calculating Consolidated Indebtedness, Consolidated Adjusted Net Income, Consolidated Net Worth and Consolidated EBITDA, such acquisition and related financings or other transactions had occurred on the first day of the period for testing such compliance.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with 0;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any interest or title of a licensor, lessor or sublessor under any license or lease agreement pursuant to which rights are granted to the Borrower or any Subsidiary;

(h) licenses, leases or subleases granted by the Borrower or any Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any Subsidiary;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business;

(j) Liens that are contractual or statutory setoff rights arising in the ordinary course of business with financial institutions, relating to pooled deposit accounts or sweep accounts of the Borrower and the Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or relating to purchase orders or other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; and

(k) Liens solely on any cash earnest money deposits by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted under this Agreement;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, overnight bank deposits or banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) with respect to a Foreign Subsidiary, securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof in the jurisdiction of domicile of such Foreign Subsidiary having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having the highest credit rating obtainable from S&P or from Moody’s; and

(g) solely with respect to any Foreign Subsidiary, non-dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within 12 months of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledge Agreement” means the Amended and Restated Pledge Agreement, substantially in the form of Exhibit D, dated as of July 18, 2005, among the Borrower, the Subsidiaries party thereto and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time, whereby the Borrower and the Subsidiaries party thereto grant to the Administrative Agent a first-priority Lien on Indebtedness and Equity Interests held by them to secure the obligations under the Loan Documents.

“Pricing Grid” means the table set forth below:

Leverage Ratio	Eurodollar Margin	Prime Margin	Commitment Fee
< 0.50 to 1.0	1.50%	0.50%	0.25%
≥ 0.50 to 1.0 but < 1.0 to 1.0	1.75%	0.75%	0.25%
≥ 1.0 to 1.0 but < 1.50 to 1.0	2.25%	1.25%	0.375%
≥ 1.50 to 1.0	2.75%	1.75%	0.50%

“Prime”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Prime Rate.

“Prime Rate” means, for any day, the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect on such day at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Recovery Event” means any settlement of or payment in excess of $500,000 in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary.

“Register” has the meaning set forth in Section 10.04.

“Regulation S-X” means Regulation S-X of the Securities Act of 1933, as amended.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate net cash proceeds received by the Borrower or any Wholly-Owned Subsidiary in connection therewith that are not applied to prepay the Term Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the net cash proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, the holders of more than 50% of (a) until the Effective Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding, (ii) the aggregate unpaid principal amount of the Bridge Loans then outstanding and (iii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Revolving Commitments is $10,000,000.

“Revolving Commitment Period” means the period from and including the Effective Date to the Revolving Termination Date.

“Revolving Extensions of Credit” means as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan” has the meaning assigned to such term in Section 2.03.

“Revolving Percentage” means, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date” means July 18, 2008.

“S&P” means Standard & Poor’s Rating Services.

“SBA Loan” has the meaning assigned to such term in the Acquisition Agreement.

“SEC Documents” means the Borrower Annual Report on Form 10-K for the year ended December 31, 2004 and all forms, reports, schedules, statements and other documents required to be filed by the Borrower under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, from and after the filing thereof.

“Security Agreement” means the Amended and Restated Security Agreement, substantially in the form of Exhibit E, dated as of July 18, 2005, among the Borrower, the Subsidiaries party thereto and the Administrative Agent, as amended, supplemented, restated or otherwise modified from time to time, whereby the Borrower and the Subsidiaries party thereto each grant to the Administrative Agent a first-priority Lien on its personal property to secure the obligations under the Loan Documents.

“Security Documents” means each Security Agreement, each Pledge Agreement and each other security agreement, document and instrument from time to time executed and delivered to the Administrative Agent, pursuant to the terms of the Loan Documents.

“Sellers” has the meaning assigned to such term in the recitals to this Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Target” has the meaning assigned to such term in the recitals to this Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan” has the meaning assigned to such term in Section 2.01.

“Term Loan Borrowing” means a Borrowing comprised of Term Loans.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Term Commitment, as applicable. The original aggregate amount of the Term Loan Commitments is $30,000,000.

“Term Maturity Date” means July 18, 2008.

“Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Effective Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Transactions” means the execution, delivery and performance each of the Loan Parties of each of the Loan Documents to which it is a party and the and Acquisition Agreement, as applicable, the borrowing of Loans, the use of the proceeds thereof and the consummation of the Acquisition.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Prime Rate.

“Wholly-Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by the Borrower and/or one or more other Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.05. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II.

The Credits

SECTION 2.01. Term Commitments. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Effective Date in a principal amount equal to such Lender’s Term Commitment. The Term Loans may from time to time be Eurodollar Loans or Prime Loans or a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.08. Immediately following the making of the Term Loans, the Term Commitments shall be terminated on the Effective Date and shall not be reinstated.

SECTION 2.02. Procedure for Term Loan Borrowings. (a) The Borrower shall provide the Administrative Agent an irrevocable written Borrowing Request (which notice must by received by (x) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the Effective Date or (y) in the case of a Prime Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the Effective Date), requesting that the Term Lenders make the Term Loans on the Effective Date.

(b) Upon receipt of the Borrowing Request, the Administrative Agent shall promptly notify each Term Lender thereof. Each Term Lender shall make the Term Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds in an amount equal to the difference between such Term Lender’s Term Commitment and the then outstanding principal amount of its term loan under the Existing Credit Agreement by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Term Lenders. The Administrative Agent will make the amount of such difference for each Term Lender available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request. The outstanding principal amount of each Term Lender’s term loan under the Existing Credit Agreement shall then be deemed to be a part of its Term Loan hereunder and shall be governed in all respects by the terms of this Agreement. At the option of the Borrower, the portion of each Term Lender’s Term Loan which is equal to the amount of its term loan under the Existing Credit Agreement as of the Effective Date may be a Eurodollar Loan or Eurodollar Loans having an Interest Period or Interest Periods ending on the same day or days as the interest period or interest periods applicable to such term loan and with the same LIBO Rate or LIBO Rates through such day or days.

SECTION 2.03. Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Lender’s Revolving Percentage of the L/C Obligations then outstanding does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Prime Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.04 and 2.08.

SECTION 2.04. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall provide the Administrative Agent an irrevocable written Borrowing Request (which notice must by received by the Administrative Agent (x) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the requested Borrowing Date or (y) in the case of a Prime Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the requested Borrowing Date), (provided that any such notice of a borrowing of Prime Loans under the Revolving Facility to finance payments required by Section 3.05 may be given not later than 10:00 a.m., New York City time, on the date of the proposed borrowing). Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Prime Loans, $500,000 or an integral multiple of $100,000 in excess of $500,000 (or, if the then aggregate Available Revolving Commitments are less than $500,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or an integral multiple of $500,000 in excess of $1,000,000.

SECTION 2.05. Bridge Commitments. Subject to the terms and conditions set forth herein, each Bridge Lender severally agrees to make a bridge loan (a “Bridge Loan”) to the Borrower on the Effective Date in an aggregate principal amount equal to such Lender’s Bridge Commitment. The Bridge Loans may from time to time be Eurodollar Loans or Prime Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.06 and 2.08. Immediately following the making of the Bridge Loans, the Bridge Commitments shall be terminated on the Effective Date and shall not be reinstated.

SECTION 2.06. Procedure for Bridge Loan Borrowings. (a) The Borrower shall provide the Administrative Agent an irrevocable written Borrowing Request (which notice must by received by (x) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the Effective Date or (y) in the case of a Prime Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the Effective Date), requesting that the Bridge Lenders make the Bridge Loans on the Effective Date.

(b) Upon receipt of the Borrowing Request, the Administrative Agent shall promptly notify each Bridge Lender thereof. Each Bridge Lender shall make each Bridge Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Bridge Lenders. The Administrative Agent will make such Bridge Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the Borrowing Request.

SECTION 2.07. Extension of the Bridge Facility. The Borrower may, at its option, by delivering to the Administrative Agent a request to do so (an “Extension Request”), request the Bridge Lenders to extend the Bridge Maturity Date for an additional three-month period ending on April 18, 2006 and, in such event, the Bridge Maturity Date shall be so extended; provided that (a) such request has been made at least one Business Day prior to the initial Bridge Termination Date, (b) there shall be no Default or Event of Default existing at the time of, or after giving effect to, such extension and (c) the Borrower shall have taken action reasonably necessary or desirable so that the Investment Bank (as defined in the Fee Letter) can publicly sell or privately place or syndicate the Securities (as defined in the Fee Letter) as contemplated in the Fee Letter.

SECTION 2.08. Interest Elections. (a) The initial Borrowings shall be of the Types specified in the initial Borrowing Request and, in the case of a Eurodollar Borrowing, shall have initial Interest Periods as specified in the initial Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowings to different Types or to continue such Borrowings and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowings, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Sections (a)(i), 0 or (d)(a), as applicable, if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Prime Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Prime Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Prime Borrowing at the end of the Interest Period applicable thereto.

(f) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of

$100,000 and not less than $1,000,000. At the time that each Prime Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

(g) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Term Maturity Date, Revolving Termination Date or Bridge Maturity Date, as applicable.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term Lender the aggregate principal amount of the Term Loans in 12 consecutive quarterly installments of $2,500,000, each such installment to be payable on the last day of each March, June, September and December commencing on September 30, 2005 and ending on the Term Maturity Date.

(b) The Borrower shall repay all outstanding Revolving Loans in full on the Revolving Termination Date.

(c) The Borrower shall repay all outstanding Bridge Loans in full on the Bridge Termination Date.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04 be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

SECTION 2.11. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay, without penalty, any Borrowing in whole or in part, upon irrevocable notice delivered to the Administrative Agent by telephone (confirmed by telecopy) no later than 11:00 a.m., New York City time, three Business Days prior thereto, in the case of a Eurodollar Borrowing, and no later than 11:00 a.m., New York City time, one Business Day prior thereto, in the case of a Prime Borrowing, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Prime Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Prime Loans) accrued interest to such date on the amount prepaid. Each optional partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Sections 2.02, 2.04 or 2.06, as applicable. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.

SECTION 2.12. Mandatory Prepayments.

(a) The following amounts shall be applied to prepay the Bridge Loans:

(i) On the date on which the Borrower or any Wholly-Owned Subsidiary shall receive cash consideration from the sale or issuance of any Equity Interests in the Borrower or any Subsidiary (other than any such sale or issuance in connection with the exercise of options by employees, directors and consultants for cash consideration of up to $3,000,000 in any fiscal year), 100% of the net cash proceeds thereof.

(ii) On the date any Indebtedness shall be issued or incurred by the Borrower or any Wholly-Owned Subsidiary (excluding any Indebtedness incurred in accordance with Section 7.01), an amount equal to 100% of the net cash proceeds thereof.

(iii) On the date the Borrower or any Wholly-Owned Subsidiary shall receive cash consideration from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect of any such Recovery Event, 100% of the net cash proceeds thereof; provided, that, notwithstanding the foregoing, (i) the aggregate net cash proceeds of Recovery Events received by the Events Business that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $500,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Bridge Loans.

(b) Following the payment or prepayment of the Bridge Loans in full, the following amounts shall be applied to prepay the Term Loans:

(i) On the date on which the Borrower or any Wholly-Owned Subsidiary shall receive cash consideration from the sale or issuance of any Equity Interests in the Borrower or any Subsidiary (other than any such sale or issuance in connection with the exercise of options by employees, directors and consultants for cash consideration of up to $3,000,000 in any fiscal year), 50% of the net cash proceeds thereof.

(ii) On the date any Indebtedness shall be issued or incurred by the Borrower or any Wholly-Owned Subsidiary (excluding any Indebtedness incurred in accordance with Section 7.01), an amount equal to 100% of the net cash proceeds thereof.

(iii) On the date the Borrower or any Wholly-Owned Subsidiary shall receive cash consideration from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of the net cash proceeds thereof; provided, that, notwithstanding the foregoing, (i) the aggregate net cash proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $1,250,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

SECTION 2.13. Fees. (a) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee letter and in any other fee agreements with the Administrative Agent and to perform any other obligations contained therein.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (the “Commitment Fee”) for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears.

(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.14.    Interest.

(a) The Loans comprising each Prime Borrowing shall bear interest at the Prime Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Prime Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Term Maturity Date, Revolving Termination Date or Bridge Maturity Date, as applicable; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Prime Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an a Prime Borrowing.

SECTION 2.16. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the LIBO Rate Loan that is the subject of such breakage event for the period from the date of such breakage event to the last day of the Interest Period in effect (or that would have been in effect) for such LIBO Rate Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such breakage event for such period, but such loss shall not, in any event, include any lost profit or loss of applicable margin. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be obligated to make payment pursuant to this Section in respect of penalties, interest or expenses attributable to any Indemnified Taxes or Other Taxes if (i) written demand for indemnity hereunder for such Indemnified Taxes or Other Taxes has not been made by such Administrative Agent or Lender within 60 days from the date on which such Administrative Agent or Lender received written notice of the imposition of such Indemnified Taxes or Other Taxes by the relevant Governmental Authority, or (ii) such penalties, interest or expenses are attributable to the gross negligence or the willful misconduct of such Administrative Agent or Lender. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender (accompanied by official receipts of the relevant Governmental Authority evidencing payment of Indemnified Taxes or Other Taxes by Lender or Administrative Agent, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Borrower), shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender or Administrative Agent that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate thereof.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.18, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.18(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Loan Party shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Sections 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.16, 2.17, 2.18 and IX(f) shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document shall be made in dollars.

(b) Each Borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages, Revolving Percentages or Bridge Percentages, as the case may be, of the relevant Lenders.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(d) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by theRevolving Lenders.

(e) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Bridge Loans shall be made pro rata according to the respective outstanding principal amounts of the Bridge Loans then held by the Bridge Lenders. Amounts prepaid on account of the Bridge Loans may not be reborrowed.

(f) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(g) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(h) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders under any Loan Document that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, but shall not be required to, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(i) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Prime Loans under the relevant Facility, on demand, from the Borrower.

(j) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.01, 2.03, 2.05, 2.19(h), 2.19(i) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender, with the prior written approval of the Borrower, in connection with any such designation or assignment. In addition, the Administrative Agent and each Lender shall take all reasonable actions reasonably requested by the Borrower that are without material risk and cost to such Administrative Agent or Lender, and consistent with the internal policies of such Administrative Agent or Lender and applicable legal and regulatory restrictions, in order to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and otherwise to minimize any amounts payable by the Borrower under Section 2.18.

(b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to 2.18, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under 2.16 or payments required to be made pursuant to 2.18, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III .

Letters of Credit

SECTION 3.01. L/C Commitment.

(a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.04(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

SECTION 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

SECTION 3.03. Fees and Other Charges.

(a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility, shared ratably among the Revolving Lenders and payable quarterly in arrears. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.04. L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Prime Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.04(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.05. Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.14(a) and (y) thereafter, Section 2.14(c).

SECTION 3.06. Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under 0 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

SECTION 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

SECTION 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV.

Representations and Warranties

The Borrower represents and warrants to the Lenders that as of the date hereof and as of the Effective Date (after giving effect to the consummation of the Acquisition):

SECTION 4.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 4.01 sets forth the correct and complete list of each Subsidiary indicating (a) its jurisdiction of organization, (b) its ownership (by holder and percentage interest), (c) its business and primary geographic scope of operation, (d) the gross revenues and total assets of such Subsidiary and (e) whether such Subsidiary is a Material Subsidiary.

SECTION 4.02. Authorization; Enforceability. The Transactions to be entered by each Loan Party are with such Loan Party’s corporate, partnership or limited liability company powers and have been duly authorized by all necessary corporate, partnership or limited liability company and, if required, stockholder, partner or member action. Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 4.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and the related statements of income, stockholders’

equity and cash flows (i) as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2005, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders (i) an unaudited balance sheet and income statement of the Target for the fiscal years ended July 31, 2003 and July 31, 2004, (ii) an unaudited balance sheet and income statement of the Target as of, and for the nine-month period ended, April 30, 2005 and (iii) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”). Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Target and its subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes.

(c) The Borrower has heretofore furnished to the Lenders a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2005 and a pro forma statement of operations for the most recent fiscal year and interim period and for the 12-month period ending on the last day of such interim period, in each case adjusted to give effect to the consummation of the Transactions as if the Transactions, with respect to the pro forma balance sheet, had occurred on such date or with respect to the pro forma statements of operations, had occurred on the first day of the most recently completed fiscal year.

(d) Since December 31, 2004, there has been no material adverse change in the business, results of operations, properties or financial condition of the Borrower and the Subsidiaries (including the Target), taken as a whole.

SECTION 4.05.    Properties. (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, have the right to use or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.06.    Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) to the knowledge of the Borrower, has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of the Borrower, has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 4.07.    Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.08.    Investment and Holding Company Status. Neither the Borrower nor any of the Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 4.09.    Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Domestic Plan and Foreign Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Domestic Plan and Foreign Plan, and the present value of all accumulated benefit obligations of all underfunded Domestic Plans and Foreign Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 4.11.    Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the SEC Reports nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, to the extent any such reports, financial statements, certificates or other information was based upon or constitutes a forecast or projection, the Borrower represents only that such reports, financial statements, certificates or other information was prepared in good faith based upon assumptions believed to be reasonable at the time, and it is understood that actual results may differ from forecasts or projections.

SECTION 4.12.    Security Documents. The Security Documents are effective to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid and enforceable perfected first-priority Lien on the Collateral as security for the Obligations.

SECTION 4.13.    Solvency. Immediately after the consummation of the Transactions (a) the fair value of the assets of each Loan Party at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Loan Party; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, considering all financing alternatives and potential asset sales reasonably available to such Loan Party; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

ARTICLE V.

Conditions

SECTION 5.01.    Conditions to Initial Extension of Credit. The obligations of each Lender to make the initial extensions of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Effective Date, of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each Guarantor either (i) a counterpart of the Guarantee Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Guarantee Agreement) that such Guarantor has signed a counterpart of the Guarantee Agreement.

(c) The Administrative Agent (or its counsel) shall have received from each Loan Party either (i) a counterpart of the Security Agreement signed on behalf of such Loan Party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Security Agreement) that such Loan Party has signed a counterpart of the Security Agreement.

(d) The Administrative Agent (or its counsel) shall have received from each Loan Party either (i) a counterpart of the Pledge Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of the Pledge Agreement) that such Loan Party has signed a counterpart of the Pledge Agreement.

(e) To the extent not previously delivered or filed in connection with the Existing Credit Agreement, the Administrative Agent shall have received (i) all documents and instruments, including Uniform Commercial Code financing statements and patent, trademark and copyright assignments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded so that the Administrative Agent, for its benefit and the ratable benefit of the Lenders, shall have a legal, valid and enforceable perfected first-priority Lien on the Collateral, except to the extent contemplated by the Security Agreement to be delivered after the Effective Date, (ii) searches of the Uniform Commercial Code, patent, trademark and copyright searches made with respect to the Loan Parties and evidence that all Liens indicated by such filings not otherwise permitted hereunder shall have terminated pursuant to appropriate release documentation, and (iii) available certificates or other instruments representing all Indebtedness and Equity Interests constituting Collateral, together with instruments of transfer with respect thereto endorsed in blank.

(f) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Willkie Farr & Gallagher LLP, counsel for the Loan Parties, in the form of Exhibit B1, (ii) Potter Anderson & Corroon LLP, special Delaware counsel for the Loan Parties in the form of Exhibit B2, (iii) Mesch, Clark, Rothschild, P.C., special Arizona counsel for the Loan Parties, in the form of Exhibit B3 and (iv) Fulbright & Jaworski L.L.P., special California counsel for the Loan Parties, in the form of Exhibit B4. The Borrower hereby requests such counsel to deliver such opinion.

(g) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(h) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in this Section 5.01.

(i) The Administrative Agent shall have received certified complete and correct copies of (i) each of the financial statements referred to in Section 4.04, and (ii) the Acquisition Agreement and related documents.

(j) The Lenders shall have received any updates or revisions of the projections through 2007 delivered on June 27, 2005 required to make the representation in respect of the projections included in the commitment letter dated June 30, 2005 true and correct on the Effective Date and such updates and revisions shall be satisfactory.

(k) The Administrative Agent shall have received evidence that all actions to consummate, complete and effectuate the Acquisition on terms set forth in the Acquisition Agreement without amendment, waiver or modification (other than with the prior written consent of the Administrative Agent) shall have been taken.

(l) Pro forma Consolidated EBITDA of the Borrower for the latest 12-month period ended on June 30, 2005 shall equal at least $35,000,000 from planned continuing operations, and the Borrower shall provide support for such calculation of a nature that is satisfactory to the Administrative Agent (it being understood that such calculation may be based on preliminary financial results for the last fiscal quarter included in such 12-month period).

(m) The pro forma Leverage Ratio shall not exceed 2.60 to 1.00 as of June 30, 2005 (calculated using the most recent pro forma balance sheet delivered pursuant to Section 4.04 and the pro forma statement of operations for the 12-month period ending on June 30, 2005), and the Borrower shall provide support for such calculation of a nature that is satisfactory to the Administrative Agent (it being understood that such calculation may be based on preliminary financial results for the last fiscal quarter included in such 12-month period).

(n) The Lenders shall have received any final version of, or additional drafts or other modifications to, the due diligence report as to the Target prepared by Deloitte & Touche LLP subsequent to the draft thereof furnished to the Administrative Agent on June 30, 2005, and any such final version, drafts or modifications, to the extent they materially vary from such furnished draft, shall be satisfactory to the Administrative Agent.

(o) The fees and expenses relating to the Acquisition shall not exceed $2,000,000.

(p) The Administrative Agent shall have received evidence of the repayment of substantially all existing Indebtedness (other than the Indebtedness of the Borrower under the Existing Credit Agreement) of (i) the Borrower and its Subsidiaries, on terms satisfactory to the Administrative Agent and (ii) the Target and its subsidiaries (other than the SBA Loan) and the termination of all commitments and Liens related thereto. The Administrative Agent shall have received evidence of the payment of all accrued interest on the term loans under the Existing Credit Agreement.

(q) There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or could reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole, the Acquisition, the financing thereof, or any of the transactions contemplated hereby.

(r) To the extent not previously delivered in connection with the Existing Credit Agreement, the Administrative Agent shall have received certificates or other evidence of casualty insurance policies with appropriate loss payable endorsements indicating assignment of proceeds thereunder to the Administrative Agent for its benefit and the ratable benefit of the Lenders and certificates or other evidence of liability insurance with appropriate endorsements indicating the coverage of the Administrative Agent for its benefit and the ratable benefit of the Lenders as an additional insured.

(s) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(t) All governmental and third party approvals identified in Schedule 3.4 of the Acquisition Agreement as necessary for the financing thereof shall have been obtained on satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof.

(u) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of the Effective Date.

(v) At the time of and immediately after giving effect to the Loans pursuant to Article II, no Default shall have occurred and be continuing.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on September 15, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 5.02.    Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.02 have been satisfied.

ARTICLE VI.

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other obligations payable under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, the audited consolidated and, if requested, consolidating balance sheets of the Borrower and the Subsidiaries and related statements of operations, stockholders’ equity and, in the case of the consolidated statements, cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all such consolidated financial statements reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated and, if requested, consolidating balance sheets and related statements of operations, stockholders’ equity and, in the case of the consolidated statements, cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.13 through Section 7.18, inclusive, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 6.02.    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 6.03.    Existence; Conduct of Business.

(a) The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

(b) The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.

SECTION 6.04.    Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.05.    Maintenance of Properties; Insurance. The Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 6.06.    Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (but not, except during the continuance of an Event of Default, more than two times per fiscal year).

SECTION 6.07.    Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.08. Use of Proceeds. The proceeds of the Loans will be used only for the Acquisition (including payment of certain existing Indebtedness of the Target) and to pay fees and expenses related to the Acquisition or the transactions contemplated by this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 6.09. Additional Material Subsidiaries.

(a) Promptly upon any Domestic Subsidiary becoming a Material Subsidiary, the Borrower will (i) cause such Domestic Subsidiary to guarantee the obligations under the Loan Documents, pursuant to a Guarantee substantially in the form of the Guarantee Agreement or otherwise reasonably satisfactory to the Administrative Agent, (ii) cause the obligations under the Loan Documents to be secured be a perfected first-priority lien on all of the personal property of such Domestic Subsidiary, pursuant to a Security Agreement, a Pledge Agreement and other documents and instruments consistent with those delivered under Sections 5.01(c), (d) and (e), (iii) cause all outstanding Equity Interests of such Domestic Subsidiary owned directly or indirectly by any Loan Party to be subject to a perfected first-priority Lien, pursuant to a Pledge Agreement and (iv) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Article V or as the Administrative Agent shall have reasonably requested.

(b) Promptly upon any Foreign Subsidiary becoming a Material Subsidiary, the Borrower and each other Material Subsidiary will (i) cause all of the Equity Interests of such Foreign Subsidiary to be pledged and delivered (or, in the case of adverse tax consequences for the Borrower or the Subsidiaries, (x) if such Equity Interests are held directly by a Domestic Subsidiary, cause 65% of the voting Equity Interests of such Foreign Subsidiary to be pledged and delivered and (y) if such Equity Interests are held directly by a Foreign Subsidiary, cause the highest percentage of such Equity Interests that shall not create adverse tax consequences for the Borrower or the Subsidiaries to be pledged and delivered) to the Administrative Agent for its benefit and the ratable benefit of the Lenders, pursuant to a Pledge Agreement and (ii) deliver such proof of corporate, partnership or limited liability company action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered pursuant to Article V or as the Administrative Agent shall have reasonably requested.

SECTION 6.10. Further Assurances. The Borrower will, and will cause each of the Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to cause the Administrative Agent, for the benefit of itself and the ratable benefit of the Lenders, to maintain a legal, valid and enforceable perfected first priority Lien on the Collateral (subject to the limitations, exceptions and qualifications set forth in the Loan Documents), all at the expense of the Borrower. The Borrower will, and will cause each of the Subsidiaries to, provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VII.

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other obligations payable under the Loan Documents have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 7.01. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 7.01, but not any extensions, renewals or replacements of any such Indebtedness;

(c) Indebtedness of the Borrower to any Wholly-Owned Subsidiary and of any Wholly-Owned Subsidiary to the Borrower or any other Wholly-Owned Subsidiary; provided that, upon request of the Required Lenders, such Indebtedness shall be evidenced by a promissory note in form and substance reasonably acceptable to the Required Lenders;

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $2,000,000 at any time outstanding;

(e) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $2,000,000 at any time outstanding;

(f) Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(g) Indebtedness under completion guarantees, performance or surety bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business consistent with past practice;

(h) Indebtedness under or in respect of Swap Agreements that are not speculative in nature;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(j) Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that (i) upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence and (ii) such letters of credit are not provided to secure the repayment of other Indebtedness of the Borrower or any Subsidiary;

(k) other Indebtedness of the Borrower and the Subsidiaries in an aggregate principal amount not exceeding $2,000,000 at any time outstanding; and

(l) Consolidated Subordinated Indebtedness; provided that if at the time of the incurrence thereof any of the Bridge Loans shall be outstanding, the net cash proceeds of such Indebtedness shall be used, to the extent necessary, to prepay or repay the Bridge Loans.

SECTION 7.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (d) of Section 7.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and

(e) any Lien created under any Loan Document.

SECTION 7.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Wholly-Owned Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to a Wholly-Owned Subsidiary, (iv) any Subsidiary (other than a Loan Party) may liquidate or dissolve or sell, transfer, lease or otherwise dispose of its assets in compliance with Section 7.07 if the Borrower determines in good faith that such liquidation, dissolution, sale, transfer, lease or other disposition is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Wholly-Owned Subsidiary may merge into any Person in order to consummate a Permitted Acquisition permitted by Section 7.04(f) so long as after giving effect thereto the Person surviving such merger is a Wholly-Owned Subsidiary; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.04.

(b) The Borrower will not, and will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 7.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any Person that is not the Borrower or a Subsidiary constituting a business unit (or any material portion thereof), except:

(a) Permitted Investments;

(b) investments by the Borrower and the Subsidiaries existing on the date hereof and set forth on Schedule 7.04;

(c) investments made by the Borrower and the Subsidiaries in the Equity Interests of any Subsidiary; provided that such Equity Interests shall be pledged pursuant to a Pledge Agreement to the extent required by this Agreement;

(d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that all such loans or advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to a Pledge Agreement;

(e) Guarantees constituting Indebtedness permitted by Section 7.01 and Guarantees by the Borrower of Indebtedness of any Subsidiary permitted by Section 7.01;

(f) Permitted Acquisitions so long as the aggregate cash consideration (including the concurrent repayment or assumption on any indebtedness and related investments) paid by the Borrower and the Subsidiaries in respect of any such Permitted Acquisition and all prior Permitted Acquisitions during the same fiscal quarter of the Borrower and the prior three fiscal quarters of the Borrower since the Effective Date does not exceed (i) if at the time of any such Permitted Acquisition, any of the Bridge Loans shall be outstanding, $1,500,000 and (ii) following the repayment or prepayment of the Bridge Loans, $25,000,000;

(g) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000 in the case of cash loans and advances at any time and advances in the ordinary course of business of payroll payments to employees;

(i) the Borrower may enter into Swap Agreements that are not speculative in nature;

(j) the Borrower and the Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the Borrower or such Subsidiary;

(k) the Borrower and the Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by this Agreement;

(l) investments by the Company or any Subsidiary after the Effective Date in Joint Ventures that do not exceed $500,000 in any single transaction or $1,000,000 in the aggregate at any time outstanding; and

(m) in addition to investments permitted by paragraphs (a) through (l) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (m) (determined without regard to any write-downs or write-offs of such investments, loans and advances but taking into account repayments, redemptions, return of capital, etc.) does not exceed $2,000,000 in the aggregate at any one time outstanding.

SECTION 7.05. Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary or Consolidated Subordinated Indebtedness, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 7.06. Restricted Payments.

(a) The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, (ii) any Subsidiary may declare and pay dividends ratably to its equity holders and (iii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Subsidiaries.

(b) The Borrower will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except (i) payment of Indebtedness created under the Loan Documents; (ii) so long as no Default shall have occurred or would result therefrom, payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (subject to any subordination provisions thereof); (iii) prepayment at the consummation of the Acquisition or any Permitted Acquisition of Indebtedness assumed in connection with the Acquisition or such Permitted Acquisition; and (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and otherwise permitted under the Loan Documents.

SECTION 7.07. Disposition of Assets. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including Equity Interests, except:

(a) sales of inventory and used or surplus equipment in the ordinary course of business;

(b) the sale and leaseback of the real property acquired in the Dynamic Acquisition;

(c) sales, transfers and dispositions permitted by Section 7.03;

(d) the sale of the Events Business;

(e) the sale, transfer or sale and leaseback of the real property acquired in the Acquisition; and

(f) sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary) that are not permitted by any other clause of this Section 7.07 so long as the fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (f) shall not exceed $1,000,000 during any four consecutive fiscal quarters of the Borrower.

SECTION 7.08. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business, (b) transactions between or among the Borrower and the Wholly-Owned Subsidiaries not involving any other Affiliate (in each case to the extent not otherwise prohibited by other provisions of this Agreement) and (c) Restricted Payments permitted by Section 7.06.

SECTION 7.09. Restrictive Agreements. The Borrower will not, and will not permit any of Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any of the Loan Documents, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary provisions in leases and other contracts entered into in the ordinary course of business consistent with past practice restricting the assignment thereof, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

SECTION 7.10. Issuances of Equity Interests by Subsidiaries. The Borrower will not permit any Subsidiary to issue any additional Equity Interests other than (a) to a Loan Party, (b) if such Subsidiary is not a Loan Party, to a Wholly-Owned Subsidiary, (c) any such issuance that does not change the Borrower’s direct or indirect percentage ownership interest in such Subsidiary and (d) any such issuance that is permitted pursuant to Section 7.03 or Section 7.04 or required by any agreement listed on Schedule 7.10 hereto.

SECTION 7.11. Amendment of Material Documents. The Borrower will not, and will not permit any Subsidiary to, amend, modify, waive or exercise (dd) any of its rights under its certificate of incorporation, by-laws, partnership agreement, operating agreement or other organizational documents, in each case in any respect materially adverse to the Lenders or (ee) any of the terms of any Consolidated Subordinated Indebtedness, in each case in any respect materially adverse to the Lenders (for the purposes of this Section 7.11(b) and without limitation of the scope of the definition of “materially adverse”, any amendment to increase the principal amount, the interest rate or fees or other amounts payable, to advance the dates upon which payments are made or to alter any subordination provision (or any definition related thereto) shall be deemed to be “materially adverse”).

SECTION 7.12. Changes in Fiscal Periods. The Borrower will neither permit its fiscal year to end on a day other than December 31 nor change its method of determining fiscal quarters.

SECTION 7.13. Leases. The Borrower will not, and will not permit any Subsidiary to, be or become liable as a lessee under any lease of real or personal property (other than existing leases and renewals of existing leases) if the annual rentals under such lease would exceed $1,000,000.

SECTION 7.14. Capital Expenditures. The Borrower will not permit Consolidated Capital Expenditures for any fiscal year of the Borrower to exceed $2,000,000; provided, that the amount of Consolidated Capital Expenditures permitted in any fiscal year commencing with the fiscal year ending December 31, 2006 shall be increased by the amount of unused permitted Consolidated Capital Expenditures for the immediately preceding fiscal year. Consolidated Capital Expenditures made pursuant to this Section 7.14 shall be deemed made first in respect of amounts carried over from the previous fiscal year.

SECTION 7.15. Leverage Ratio. The Borrower will not permit the Leverage Ratio as determined as of the end of any fiscal quarter of the Borrower ending on or about any date set forth below to be equal to or greater than the ratio set forth opposite such date:

Fiscal Quarter End Date	Leverage Ratio
September 30, 2005	3.00 to 1.00
December 31, 2005	2.75 to 1.00
March 31, 2006	2.50 to 1.00
June 30, 2006	2.25 to 1.00
September 30, 2006 and thereafter	2.00 to 1.00

SECTION 7.16. No Net Losses. The Borrower will not permit Consolidated Adjusted Net Income to be less than $0 in each of any two fiscal quarters of the Borrower during any period of four fiscal quarters commencing with the fiscal quarter ending September 30, 2005.

SECTION 7.17. Net Worth. The Borrower will not permit Consolidated Net Worth at any time to be less than the sum of (a) $95,000,000, plus (b) the aggregate sum of the Fiscal Quarter Net Worth Increase Amounts calculated for each completed fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2005.

SECTION 7.18. Minimum Cash Balance. The Borrower will not permit the aggregate amount of the Permitted Investments of the Borrower and the Subsidiaries at any one time to be less than $3,500,000.

ARTICLE VIII.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount payable under any Loan Document, when and as the same shall become due and payable and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect when made, deemed made or furnished;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.01, 6.02(a), 6.03(a) or 6.08 or in Article VII;

(e) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (net of amounts covered by independent third party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage and of amounts covered by an indemnity from a Person that, in the reasonable judgment of the Administrative Agent, is creditworthy) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in an immediate liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000;

(m) (i) any Security Document shall for any reason cease to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid and enforceable perfected first-priority Lien on the Collateral as security for the obligations under the Loan Documents; or (ii) any Loan Document executed by any Loan Party shall at any time for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Borrower or any Subsidiary or the Borrower or any Subsidiary shall deny in writing it has any further liability or obligation thereunder;

(n) the subordination provisions relating to any Consolidated Subordinated Indebtedness shall fail to be enforceable by the Administrative Agent or the Lenders in accordance with the terms thereof or the obligations under the Loan Documents shall fail to constitute “senior indebtedness” (or any other similar term) under any document, instrument or other agreement evidencing any such Consolidated Subordinated Indebtedness;

(o) the Required Lenders shall have reasonably determined that a material adverse change has occurred in the business, results of operations, properties or financial condition of the Borrower and the Subsidiaries taken as a whole which materially impairs the ability of the Borrower to perform its obligations under the Loan Documents; or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) enforce its rights under each Guarantee Agreement and each Security Document on behalf of itself as Administrative Agent and the Lenders; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents (other than under a Swap Agreement), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE IX.

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Subject to the foregoing provisions of this Article IX, the Administrative Agent shall, on behalf of the Lenders, (i) execute each Loan Document on behalf of the Lenders, (ii) hold and apply the Collateral, and the proceeds thereof, at any time received by it in accordance with the provisions of the Loan Documents, (iii) exercise any and all rights, powers and remedies of the Lenders under the Loan Documents, including the giving of any consent or waiver or the entering into of any amendment, subject to the provisions of Section 10.02, (iv) execute, deliver and file financing statements, assignments and other such agreements, and possess instruments on behalf of the Lenders and (v) in the event of acceleration of the obligations of the Borrower hereunder, exercise the rights of the Lenders under the Loan Documents upon and at the direction of the Required Lenders.

ARTICLE X.

Miscellaneous

SECTION 10.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820, Attention of Christopher J. Baudouin (Telecopy No. 203-655-4686);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 277 Park Avenue, 16th Floor, New York, New York 10172, Attention of Anthony Galea, with a copy to JPMorgan Chase Bank, N.A., 2 Corporate Drive, Suite 730, Shelton, Connecticut, 06484, Attention of David Nackley (Telecopy No. 203-944-8496); and

(iii) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither any Loan Document (other than a Swap Agreement) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) release any Guarantor from its Guarantee under a Guarantee Agreement or limit its liability in respect of such Guarantee or such Guarantee Agreement or its obligation to enter into and provide a Guarantee pursuant to a Guarantee Agreement, without the written consent of each Lender, (v) release of the Lien of the Administrative Agent on all or substantially all of the Collateral, with the written consent of each Lender, (vi) change Sections 2.19(b) through (g) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, the Administrative Agent is hereby irrevocably authorized by each Lender to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with this Section 10.02.

SECTION 10.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or from a breach of this Agreement by such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Lender; provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of either a Term Loan or a Bridge Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (in the case of the Term Facility), $2,000,000 (in the case of the Revolving Facility) and $1,000,000 (in the case of the Bridge Facility), in each case unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such

Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.01, 2.03, 2.05, 2.19(h) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(g) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 10.03 and IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under any Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JUPITERMEDIA CORPORATION

By	/s/ Christopher S. Cardell
Name:	Christopher S. Cardell
Title:	President and Chief Operating Officer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By	/s/ Anthony Galea
Name:	Anthony Galea
Title:	Associate